EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of March 21, 2006 by and between Quepasa Corporation, a Nevada corporation (the "Company"), and Robert Stearns ("Stearns").

WHEREAS, the Company, through its Board of Directors, desires to retain the services of Stearns, and Stearns desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

    EMPLOYMENT. The Company hereby employs Stearns, and Stearns hereby accepts employment, as Chairman of the Board of Directors ("Chairman") and Chief Executive Officer ("CEO") upon the terms of and subject to this Agreement.

    TERM. The term (the "Term") of this Agreement shall commence on March 21, 2006, and shall continue for an initial term of three (3) years until otherwise terminated in accordance with the terms of this Agreement.

    DUTIES. During his employment hereunder, Stearns will serve in such capacity and with such duties as shall be assigned from time to time by the Board of Directors of the Company. Stearns shall diligently perform his duties as Chairman and CEO and shall devote the substantial portion of his business time and effort to his employment with the Company and his duties hereunder. During the Term, Stearns shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties.

    COMPENSATION.

      Initial Option. During the first year of his employment hereunder, Stearns shall receive an option to purchase 180,000 shares of the Company's common stock ("Compensation Option"). The Compensation Option shall have the terms further described in the Stock Option Agreement executed simultaneously herewith. Compensation due Stearns for the remaining two years of the Term (and any extension thereof) ("Salary") shall be established before each anniversary date of this Agreement by the Board of Directors or any Committee of the Board delegated the authority to review executive compensation.

      Option. In addition to the Compensation Option and any Salary, Stearns shall be entitled to participate in the Company's Employee Stock Option Plan ("Stock Option Plan"). Under the Stock Option Plan, Stearns shall receive an option to purchase 420,000 shares of the Company's common stock ("Additional Option"). The Additional Option shall have the terms described in the Stock Option Agreement executed simultaneously herewith.

      Bonus. In addition, Stearns shall participate in any management bonus program established by the Company and offered to other key employees of the Company (hereafter the "Management Bonus Program").

      Warrants. Upon the execution of this Agreement, Stearns shall receive two series of warrants to purchase the Company's common stock (the "Warrants"). The "Series 1 Warrants" shall be for 100,000 shares at an exercise price of $4.00 per share. The "Series 2 Warrants" shall be for 100,000 shares at an exercise price of $7.00 per share. The Warrants shall have such additional terms as are set forth in the Warrants upon issuance.

      Insurance. During his employment hereunder, Stearns shall be entitled to participate in all such health, life, disability and other insurance programs, if any, that the Company may offer to other key executive employees of the Company from time to time.

      Other Benefits. During his employment hereunder, Stearns shall be entitled to all such other benefits that the Company may offer to other key executive employees or members of the Board of Directors of the Company.

      Expense Reimbursement. Stearns shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company and as is customary.

      Adjustment to Option Terms. The exercise price and number of shares issuable pursuant to the Compensation Option and the Additional Option (together, the "Options") shall be proportionately adjusted upon the occurrence of any "Adjustment Event" (as hereinafter defined) such that Stearns shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in the Options and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the Options, such securities, money or other property as would have been issued or delivered to Stearns if he had exercised the Options and had received such shares of common stock prior to such Adjustment Event. As used herein "Adjustment Event" shall mean (i) any reclassification, capital reorganization, recapitalization, stock dividend, stock split or other capital reorganization or change of securities of the class or series issuable upon the exercise of the Options, (ii) any consolidation or merger of the Company with or into another corporation or other entity (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of securities of the class or series issuable upon exercise of the Options) or (iii) any sale, lease or conveyance to another person or entity of all or substantially all the assets of the Company. The foregoing provisions shall similarly apply to successive Adjustment Events. This provision is not meant to broaden or lessen any rights the Stearns has with respect to the underlying securities available for purchase pursuant to the terms of the Options.

    GROUNDS FOR TERMINATION. The Board of Directors of the Company may terminate this Agreement for Cause. As used herein, "Cause" shall mean any of the following: (i) an act of willful misconduct or gross negligence by Stearns in the performance of his material duties or obligations to the Company; if such act is capable of cure, Stearns shall be given written notice and such act shall not be deemed a basis for Cause if cured within 60 days after written notice is received by Stearns specifying the alleged failure in reasonable detail (and during such 60 day period, Stearns shall continue to be employed by the Company at full pay), or (ii) conviction of Stearns of a felony involving moral turpitude or (iii) a material act of dishonesty or breach of trust on the part of Stearns resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company.

    TERMINATION BY STEARNS FOR GOOD REASON. Stearns may terminate this Agreement with Good Reason. In the event of termination by Stearns for Good Reason, Stearns shall be entitled to the benefits of Paragraph 8b of this Agreement. "Good Reason" means:

      The Company materially breaches the provisions of this Agreement (except those set forth in Paragraph 4a) and Stearns provides at least 15 days' prior written notice to the Company of the existence of such breach and his intention to terminate this Agreement (no such termination shall be effective if such breach is cured during such period); or

      The Company fails to comply with the provisions of Paragraph 4a, fails to grant or otherwise facilitate the exercise of the Additional Option (or any part thereof) under the provisions of 4b, or to pay any amounts due under the Management Bonus Program provisions of Paragraph 4c for an uninterrupted 10 day period; or

      The Company requires Stearns to work in a non-supervisory or non-management position; or

      The Company decreases Stearns's compensation (salary or bonus opportunity); or

      The Company materially reduces Stearns's welfare benefits, including without limitation: paid vacation; paid sick time; paid legal and floating holidays; medical and dental insurance; any life or disability insurance (collectively, the "Benefits"); provided, however, that any change in Benefits that is made by the Company that applies to its employees generally, shall not be considered as giving rise to "Good Reason"; or

      Stearns is required, without his prior written consent, to relocate his office more than seventy-five miles from the office Stearns currently reports to.

      7. VOLUNTARY TERMINATION BY STEARNS. Stearns may at any time terminate this Agreement and resign from his employment with the Company without Good Reason ("Voluntary Termination"). In the event of a Voluntary Termination, Stearns shall be entitled to the benefits of Paragraph 8d of this Agreement.

      8. PAYMENT AND OTHER PROVISIONS UPON TERMINATION.

      a. In the event Stearns's employment with the Company (including its subsidiaries) is terminated by the Company for Cause as provided in Paragraph 5, then, on or before Stearns's last day of employment with the Company, the provisions of this Paragraph 8a shall apply.

        Salary and Bonus Payments. The Company shall pay in a lump sum to Stearns at the time of termination such amount of compensation due Stearns for services rendered to the Company, as well as compensation for unused vacation time and earned bonus, as has accrued but remains unpaid. Any and all other rights granted to Stearns under this Agreement shall terminate as of the date of termination.

        Options. The Stock Option Agreements which set forth Stearns' rights with respect to the Options shall set forth the rights, if any, Stearns has to the Options upon termination of employment hereunder.

        b. In the event Stearns' employment with the Company (including its subsidiaries) is terminated by the Company for any reason other than for Cause as provided in Paragraph 5 and other than as a consequence of Stearns's death, disability, or normal retirement under the Company's retirement plans and practices, then the following provisions apply. These same provisions shall apply if Stearns terminates his employment with Good Reason as described in Paragraph 6. In addition to the amounts stated below, Stearns shall be paid any other amounts by the Company to which he is entitled.

        i. Salary and Bonus Payments. On or before Stearns's last day of employment with the Company, the Company shall pay in a lump sum to Stearns as compensation for services rendered to the Company a cash amount equal to any Salary which remains unpaid and any amount of the bonus under the Management Bonus Program to which he is entitled but which remains unpaid.

        ii. Options. The Stock Option Agreements which set forth Stearns' rights with respect to the Options shall set forth the rights, if any, Stearns has to the Options upon termination of employment hereunder.

        Benefit Plan Coverage. The Company shall maintain in full force and effect for Stearns and his dependents for six months after the date of termination, all life, health, accident, and disability benefit plans and other similar employee benefit plans, programs and arrangements in which Stearns or his dependents were entitled to participate immediately prior to the date of termination, in such amounts as were in effect immediately prior to the date of termination, provided that such continued participation is possible under the general terms and provisions of such benefit plans, programs and arrangements.

        In the event that participation in any benefit plan, program or arrangement described above is barred, or any such benefit plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide Stearns and his dependents for six months after the date of termination with benefits substantially similar to those that they were entitled to receive under such benefit plans, programs and arrangements immediately prior to the date of termination. Notwithstanding any time period for continued benefits stated in this Paragraph 8b.iii, all benefits in this Paragraph 8b.iii will terminate on the date that Stearns becomes an employee of another employer and eligible to participate in the employee benefit plans of such other employer. To the extent that Stearns was required to contribute amounts for the benefits described in this Paragraph 8b.iii prior to his termination, he shall continue to contribute such amounts for such time as these benefits continue in effect after termination.

        Other Compensation. Any awards previously made to Stearns under any of the Company's compensation plans or programs and not previously paid shall immediately vest on the date of his termination and shall be paid on that date and included as compensation in the year paid.

        Savings And Other Plans. Except as otherwise more specifically provided herein or under the terms of the respective plans relating to termination of employment, Stearns's active participation in any applicable savings, retirement, profit sharing or supplemental employee retirement plans or any deferred compensation or similar plan of the Company or any of its subsidiaries shall continue only through the last day of his employment. All other provisions, including any distribution and/or vested rights under such plans, shall be governed by the terms of those respective plans.

c. The provisions of this Paragraph 8 shall apply if Stearns's employment is terminated prior to or more than one year after the occurrence of a Change of Control (as defined in Paragraph 9c). From the occurrence of any Change of Control until the first anniversary of such Change of Control, the provisions of Paragraph 9 shall apply in place of this Paragraph 8, except that in the event that Stearns's employment is terminated by Stearns after a Change of Control without Good Reason, then the provisions of Paragraph 9 shall not apply and the provisions of Paragraph 8a shall apply. Termination upon death, disability and retirement are covered by Paragraphs 10, 11, and 12 respectively.

d. In the event of Voluntary Termination, the provisions of paragraph 8b.i and 8b.ii shall apply.

9. PAYMENT AND OTHER PROVISIONS AFTER CHANGE OF CONTROL.

a. Salary and Bonus Payments. In the event Stearns's employment with the Company is terminated within one year following the occurrence of a Change of Control (other than as a consequence of his death or disability, or of his normal retirement under the Company's retirement plans and practices) either (i) by the Company for any reason whatsoever or (ii) by Stearns with Good Reason as provided in Paragraph 6, then Stearns shall be entitled to receive from the Company, the same amounts, rights and benefits described in paragraph 8b.

b. For purposes of this Agreement, the term "Change of Control" shall mean:

i. The acquisition, other than from the Company, by any individual, entity or group (within the meaning of 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) (any of the foregoing described in this Paragraph hereafter a "Person") of 30% or more of either (a) the then outstanding shares of Capital Stock of the Company (the "Outstanding Capital Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any Person that is eligible, pursuant to Rule l3d-l(b) under the Exchange Act, to file a statement on Schedule l3G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule l3D with respect to beneficial ownership of 30% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

ii. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule l4a-ll of Regulation l4A, or any successor section, promulgated under the Exchange Act); or

iii. Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination; or

iv. (a) A complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

10. TERMINATION BY REASON OF DEATH. If Stearns shall die while employed by the Company both prior to termination of employment and during the effective Term of this Agreement, all Stearns's rights under this Agreement shall terminate with the payment of such amounts of annual Salary as have accrued but remain unpaid and a prorated amount of targeted bonus under the Company's Management Bonus Program through the month in which his death occurs, plus three additional months of the fixed salary and targeted bonus. All benefits under 8b.ii, 8b.iv and 8b.v shall be extended to Stearns's estate as described in such paragraphs. In addition, Stearns's eligible dependents shall receive continued benefit plan coverage under Paragraph 8b.iii for three months from the date of Stearns's death.

11. TERMINATION BY DISABILITY. Stearns's employment hereunder may be terminated by the Company or by the Stearns for "disability" (as defined below). In such event, all Stearns's rights under this Agreement shall terminate with the payment of such amounts of annual Salary as have accrued but remain unpaid as of thirtieth (30th) day after such notice is given except that all benefits under Paragraphs 8b.ii, 8b.iii, 8b.iv and 8b.v shall be extended to Stearns as described in such paragraphs.

For purposes of this Agreement, "disability" is defined to mean that, as a result of Stearns's incapacity due to physical or mental illness:

a. Stearns shall have been absent from his duties as an officer of the Company on a substantially full-time basis for six (6) consecutive months; and

b. Within thirty (30) days after the Company notifies Stearns in writing that it intends to replace him, Stearns shall not have returned to the performance of his duties as an officer of the Company on a full-time basis.

12. RETIREMENT. Retirement by Stearns, whether occurring as a result of a voluntary termination by Stearns or an involuntary termination as the result of reaching the age retirement as set forth in the Company's retirement policies, shall be treated as a Voluntary Termination and the provisions of Paragraph 8d shall apply. If during the Term or any extension thereof, the Company adopts a retirement plan with respect to executive officers of the Company, Stearns shall have the right to participate in such policy and the provisions of such policy shall supersede the provisions of the preceding sentence.

13. INDEMNIFICATION. If litigation shall be brought, in the event of breach or to enforce or interpret any provision contained herein, the non-prevailing party shall indemnify the prevailing party for reasonable attorney's fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the generally prevailing NationsBank of Florida, N.A. base rate of interest charged to its commercial customers in effect from time to time from the date that payment(s) to him should have been made under this Agreement. Additionally, the Company shall indemnify and hold harmless Stearns from any and all liabilities and claims which arise out of his employment with the Company in conformance with the laws of the State of Nevada and/or the Articles of Incorporation and Bylaws of the Company.

14. CONFIDENTIALITY.

a. Nondisclosure. Stearns acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company's business. Accordingly, except in connection with the performance of his duties hereunder, Stearns shall not at any time during or subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company's financial condition or prospects, the Company's customers, the design, development, manufacture, marketing or sale of the Company's products or the Company's methods of operating its business (collectively "Confidential Information"). Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of Stearns.

b. Return of Confidential Information. Upon termination of Stearns's employment, for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, Stearns shall promptly return all Confidential Information in the possession or under the control of Stearns to the Company and shall not retain any copies or other reproductions or extracts thereof. Stearns shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in "hard copy" form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Stearns and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

c. Books and Records. All books, records and accounts whether prepared by Stearns or otherwise coming into Stearns's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Stearns's employment hereunder or upon the Company's request at any time.

15. INJUNCTION/SPECIFIC PERFORMANCE SETOFF. Stearns acknowledges that a breach of any of the provisions of Paragraph 14 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, Stearns agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by Stearns or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Stearns further agrees that the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Stearns of the provisions of Paragraph 14 hereof.

16. SEVERABILITY. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. SUCCESSORS. This Agreement shall be binding upon Stearns and inure to his and his estate's benefit, and shall be binding upon and inure to the benefit of the Company and any permitted successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Stearns or anyone claiming through Stearns; or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation or sale of substantially all of the assets of the Company. The foregoing sentence shall not be deemed to have any effect upon the rights of Stearns upon a Change of Control.

18. CONTROLLING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Nevada.

19. NOTICES. Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other address of which notice is given:

To the Company: Quepasa Corporation

410 N. 44th Street, Suite 450

Phoenix, AZ 85008

Attention: Chairman

To Stearns: Robert Stearns

[at such address as appears in the records of the Company as being the last-known address of the Stearns]

20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto.

21. WAIVER. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party.

22. COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed an original and both of which together shall constitute a single agreement.

23. INTERPRETATION. In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Stearns or the Company upon Stearns's termination, the rights and duties set forth in this Agreement shall control.

24. CERTAIN LIMITATIONS ON REMEDIES. Paragraph 8b provides that certain payments and other benefits shall be received by Stearns upon the termination of Stearns by the Company other than for Cause and states that these same provisions shall apply if Stearns terminates his employment for Good Reason. It is the intention of this Agreement that if the Company terminates Stearns other than for Cause (and other than as a consequence of Stearns's death, disability or normal retirement) or if Stearns terminates his employment with Good Reason, then the payments and other benefits set forth in Paragraph 8b shall constitute the sole and exclusive remedies of Stearns with respect to the subject matter of this Agreement.

25. SURVIVAL. Notwithstanding the provisions of Paragraph 2, the provisions of Paragraph 14 shall survive the expiration or early termination of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.

QUEPASA CORPORATION

By:

Name:

Title:

Robert Stearns